Exhibit 26 (g) iii. a.

AUTOMATIC AND FACULTATIVE YRT AGREEMENT

between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

MML BAY STATE LIFE INSURANCE COMPANY, and

C.M. LIFE INSURANCE COMPANY

(hereinafter called the “Ceding Company”)

and

SWISS RE LIFE & HEALTH AMERICA INC.

(hereinafter called the “Reinsurer”)

Effective Date: May 28, 2012

Coverage: SL10/SL11BSP/SL15/SL17

(COLI/BOLI non-experience rated business only)

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Automatic and Facultative YRT Agreement

Effective Date: May 28, 2012

Ceding Company:	MML Bay State Life Insurance Company of Enfield, Connecticut

C.M. Life Insurance Company of Enfield, Connecticut

Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts

Reinsurer:	Swiss Re Life & Health America Inc. of Armonk, New York

Accepted Coverages:	Life insurance on policies written by the Ceding Company on the plans cited in Schedule A – Accepted Coverages

Effective Date:	May 28, 2012

This Agreement will be         .

This Agreement and Schedules represent the entire contract between the Ceding Company and the Reinsurer and supersedes, with respect to its subject, any prior oral or written agreements.

Commencing on the Effective Date, the Reinsurer shall provide reinsurance coverage to the Ceding Company subject to the provisions of this Agreement on the basis stated hereinafter in the attached Articles and Schedules. These Articles and Schedules, or parts thereof may be changed or modified upon written agreement between the Ceding Company and the Reinsurer.

The Ceding Company may[page break]

        .

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Automatic and Facultative YRT Agreement

Effective Date: May 28, 2012

IN WITNESS WHEREOF, the parties hereto execute this Agreement in good faith:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ John Valencia	Date:	7-26-12
John Valencia
Assistant Vice President & Actuary

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	7-26-12
Peter G. Ferris
Vice President & Actuary

MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	7-26-12
Peter G. Ferris
Vice President & Actuary

C.M. LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	7-26-12
Peter G. Ferris
Vice President & Actuary

SWISS RE LIFE & HEALTH AMERICA INC.

By:	/s/ Senan O’Loughlin	Date:	7/19/2012
Print name:	Senan O’Loughlin
Title:	Senior Vice President

SWISS RE LIFE & HEALTH AMERICA INC.

By:	/s/ Joseph Lapine	Date:	July 19, 2012
Print name:	Joseph Lapine
Title:	Senior Vice President

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Automatic and Facultative YRT Agreement

Effective Date: May 28, 2012

Table of Contents

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ARTICLE I: AUTOMATIC AND FACULTATIVE REINSURANCE

A.	The Ceding Company shall automatically cede to the Reinsurer reinsurance of that portion of individual life policies and supplemental benefits as specified in Schedule A – Accepted Coverages, and the Reinsurer shall automatically accept such reinsurance that meets the following requirements:

1.	The individual risk must be underwritten by the Ceding Company in accordance with its standard underwriting practices and guidelines. A copy of the Ceding Company’s current underwriting guidelines is attached as Schedule F – Underwriting Guidelines. Risks falling into any other special reinsurance or underwriting programs such as Facultative Shopping will be excluded from this Agreement.

2.	The mortality rating on each individual risk must not exceed % (Table ), or its equivalent on a flat extra premium basis.

3.	The maximum amount of insurance issued and applied for in all companies on each risk must not exceed the Jumbo Limit as specified in Schedule B – Reinsurance Limits.

4.	On each individual life, the Ceding Company shall retain the amounts of insurance as specified in Schedule B – Reinsurance Limits.

5.	The maximum amounts of insurance to be automatically reinsured on a life must not exceed the reinsurance limits specified in Schedule B – Reinsurance Limits.

In addition, deviations from the automatic guidelines referenced in 1-5 above shall be reviewed by a Lead Underwriter. The Lead Underwriter shall be         ; however, if there are underwriter changes at, the Lead Underwriter will be subject to review and possible changed by the Ceding Company.

B.	Reinsurance which may not be ceded automatically according to the provisions stated in Paragraph A of this Article, may be submitted to the Reinsurer for facultative consideration as described in Article II – Facultative Submission.

C.

The liability of the Reinsurer for automatically ceded reinsurance shall commence simultaneously with that of the Ceding Company, subject to the provisions of Paragraph E of this Article. The liability of the Reinsurer for reinsurance ceded automatically shall terminate simultaneously with that of the Ceding Company’s liability or as specified in accordance with the provisions of Article IV – Premiums, Payments and Reports or Article IX – Changes in Retention.

D.	The risk shall not have been submitted on a facultative basis by the Ceding Company to the Reinsurer or other reinsurers within the last .

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ARTICLE I: AUTOMATIC AND FACULTATIVE REINSURANCE

(Continued)

E.	The Reinsurer shall not be liable for benefits paid under the Ceding Company’s conditional receipt or temporary insurance agreement unless all the conditions for automatic reinsurance coverage are met. The pre-issue liability applies only once on any given life no matter how many receipts were issued or initial premiums were accepted by the Ceding Company. After a policy is issued, no reinsurance benefits are payable under this pre-issue coverage provision. The Reinsurer’s liability under the Ceding Company’s conditional receipt or temporary insurance agreement is limited to the lesser of i. or ii. below:

i.	The Automatic Binding Limits in Schedule B – Reinsurance Limits.

ii.	The amount for which the Ceding Company is liable less its retention, less any amount of reinsurance with other reinsurers.

ARTICLE II: FACULTATIVE SUBMISSION

A.	The Ceding Company may submit, on a facultative basis, life insurance risks for plans and eligible policies as set forth in Schedule A – Accepted Coverages, if the requirements for automatic reinsurance are not met, or if the requirements for automatic reinsurance are met but it prefers to apply for facultative reinsurance.

B.	A facultative application shall be made that is in substantial accord with the Underwriting Worksheet attached in Schedule F – Underwriting Guidelines and shall be accompanied by copies of all the Ceding Company’s pertinent papers relating to the insurability of the risk. The Reinsurer shall give immediate consideration to a facultative application and notify the Ceding Company as soon as possible in writing (via mail, fax, or e-mail) of its underwriting offers.

C.	The Reinsurer shall have no liability on a facultative submission by the Ceding Company until an offer to reinsure has been made by the Reinsurer and accepted in writing (via mail, fax, or e-mail) by the Ceding Company. The Reinsurer’s offer shall expire at the end of from the date of the Reinsurer’s offer unless an earlier date is specified in the offer, or the date specified in the Reinsurer’s approval to extend their offer, or the date the Reinsurer receives notice from the Ceding Company of the withdrawal of their application, whichever comes first.

D.	The liability of the Reinsurer for reinsurance ceded facultatively shall terminate simultaneously with that of the Ceding Company’s liability or as specified in accordance with the provisions of Article IV – Premiums, Payments and Reports or Article IX – Changes in Retention.

E.	Facultative Binder Coverage (conditional receipt) for regular issue, Guaranteed Issue (GI) and Simplified Issue (SI): If the reinsurer has facultatively accepted a case where premium is accepted and lives meet the “actively at work” requirement but the case has not been issued, the reinsurer will provide coverage.

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ARTICLE III: BASIS OF REINSURANCE

A.	Life insurance shall be reinsured on a under the policy reinsured. The Reinsurer .

B.	.

C.	:

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ARTICLE III: BASIS OF REINSURANCE

(Continued)

.

D.	For the purpose of this Agreement, except as noted below, the net amount at risk shall be calculated as .

E.	The amount at risk may be determined using actual cash values, account values, tabular values, or by other methods agreeable to the Ceding Company and the Reinsurer. Schedule C – Special Net Risk Calculations defines special methods for calculating the net amount at risk different from D of this Article.

ARTICLE IV: PREMIUMS, PAYMENTS AND REPORTS

A.	Reinsurance premiums shall be paid annually in advance on a policy year basis for each reinsured policy. Such payment for policies with anniversaries in any calendar month shall accompany the monthly statement as provided in this Article. Premiums shall be calculated by applying the premium rates per thousand to the net amount at risk as described in Article III – Basis of Reinsurance. The premium rates per thousand are those specified in Schedule D – Reinsurance Premium Rates. The rates in Schedule D – Reinsurance Premium Rates, shall apply to both automatic and facultative reinsurance.

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ARTICLE IV: PREMIUMS, PAYMENTS AND REPORTS

(Continued)

B.	If the Reinsurer .

C.	At the end of each reporting period the Ceding Company shall prepare and send to the Reinsurer a statement, in substantial accord with Schedule E – Reinsurance Reports, reporting reinsurance premiums due on each new risk and for renewals of policies whose anniversary date falls within the reporting period. Any premium adjustments and refunds due because of terminations, reinstatements, reissues and other changes during the reporting period shall also be listed. The reporting period is stated in Schedule E – Reinsurance Reports. New reinsurance shall be reported on the report next following the time that the reinsured policy has been reported as delivered and paid for.

D.	The statement described in paragraph C above shall be furnished to the Reinsurer within after the end of each reporting period and shall be accompanied by payment of any net amount due the Reinsurer as shown on the statement. If any reinsurance premium is not paid within the allotted time, the Reinsurer has the right to terminate its liability on the reinsurance risks on the statement by giving advance written notice to the Ceding Company. If the net amount due to the Reinsurer is not paid by the close of the period following the notice, the Reinsurer’s liability shall terminate for the aforementioned risks. Regardless of these terminations, the Ceding Company shall be liable to the Reinsurer for all unpaid reinsurance premiums earned by them.

E.	Terminated risks may be reinstated within after the effective date of termination by paying in full all of the unpaid reinsurance premiums for the risks inforce prior to the termination. The Reinsurer shall not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement shall be the date on which the Reinsurer receives all required back premiums.

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ARTICLE IV: PREMIUMS, PAYMENTS AND REPORTS

(Continued)

F.	If the period of time between when the premium becomes due to the Reinsurer from the Ceding Company exceeds , the Reinsurer reserves the right to charge interest (at the prime rate published in the Eastern Edition of the Wall Street Journal on the date the premiums are due, or on the prior business day if the date premiums are due does not fall on a business day) from the day the premium becomes due to the day the Reinsurer receives the payment.

G.	The Ceding Company or the Reinsurer may exercise at any time the right to offset any undisputed debts or credits, liquidated or unliquidated, whether on account of premiums or otherwise, due from either party and their affiliates to the other under this Agreement.

H	All payments due under this Agreement will be made in U.S. Dollars.

I.	The Ceding Company will not submit a policy to the Reinsurer unless the amount of reinsurance on the policy equals or exceeds the Minimum Initial Reinsurance Limit specified in Schedule B – Reinsurance Limits. A reinsured policy will no longer be reinsured when its reinsured Net Amount at Risk (as defined in Schedule B – Reinsurance Limits) is less than the Trivial Amount specified in Schedule B – Reinsurance Limits.

ARTICLE V: TAXES AND EXPENSES

The Reinsurer will not indemnify the Ceding Company for taxes, allowances, or expenses, of the Ceding Company unless specified under this Agreement (including Article XIX – Arbitration) or required by law or regulation

ARTICLE VI: DAC TAX ELECTION

The Ceding Company and the Reinsurer make an election pursuant to Treasury Regulation Section 1.848-2 (g) (8) of the Income Tax Regulations issued December, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended, and agree to the terms stipulated in Schedule G – DAC Tax Schedule.

ARTICLE VII: EXPERIENCE REFUNDS

Reinsurance under this Agreement shall not be eligible for an experience refund.

ARTICLE VIII: POLICY CHANGES

A.	The Ceding Company shall notify the Reinsurer of all policy terminations and changes that affect the reinsurance. Unearned reinsurance premiums on such terminations or changes shall be refunded.

B.	If any portion of the Ceding Company’s insurance risk is terminated, the reinsurance shall be reduced by a proportionate amount. If there are other reinsurers, each one shall share in the reduction according to its proportion of the total reinsurance.

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ARTICLE VIII: POLICY CHANGES

(Continued)

C.	If a policy reinsured under this Agreement lapses to extended term or paid-up insurance, the Reinsurer shall share in an adjustment in the amount of reinsurance on the policy in the same proportion as the reinsurance amount had to the insurance amount immediately prior to the policy lapsing.

D.	Reinsurance shall be terminated on any policy where the net amount at risk reinsured is less than $ , rounded to the nearest dollar.

E.	Reinsurance shall be reinstated automatically if the original insurance is reinstated according to the policy provisions and rules of the Ceding Company. The Ceding Company shall pay all back reinsurance premiums to the Reinsurer in the same manner as it received insurance premiums under the reinstated policy.

F.	Term renewals, term reinsured under this Agreement, shall, for the purposes of this Agreement, be categorized as a .

1.

The term “        ” shall be defined as 1) the          under this Agreement into a          or 2) the         .

a.

         shall continue to be reinsured          under this Agreement, except for         , which shall not be reinsured under this Agreement.

b.

For         , the          shall continue to be reinsured          under this Agreement and the          shall not be reinsured under this Agreement.

2.

The term “        ” shall be defined as 1) the          reinsured under this Agreement into another         , or 2) the          reinsured under this Agreement         .

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ARTICLE VIII: POLICY CHANGES

(Continued)

shall not be reinsured under this Agreement.

G.	Unearned reinsurance premiums on terminations or changes shall be refunded to the Ceding Company. The premium payable to the Reinsurer or premium refunds due to the Ceding Company shall be based on the exact number of days of effective insurance coverage upon termination or other change.

H.	If the policy continues inforce without payment of premium during any days of grace pending its surrender, whether such continuance be as a result of a policy provision or a practice of the Ceding Company, the reinsurance will also continue without payment of premium and will terminate on the same date as the Ceding Company’s risk terminates.

I.	New issues after the treaty Effective Date to cases issued prior to the effective date are reinsured under this Agreement, based on Underwriting Guidelines applied to the original case.

J.	If the insurance reinsured under this Agreement increases and the increase is subject to new underwriting, the increase shall be handled in the same manner as a new policy and the provisions of Article I – Automatic and Facultative Reinsurance shall apply to the increase in reinsurance. If the increase is not subject to new underwriting evidence, the Reinsurer shall accept automatically the increase in reinsurance, not to exceed the automatic binding limit specified in Schedule B – Reinsurance Limits, using a point in scale rate basis.

ARTICLE IX: CHANGES IN RETENTION

A.	The Ceding Company may increase its limit of retention and may elect, subject to the provisions of this Article, to continue the reinsurance inforce under this Agreement without change, or to reduce all eligible reinsurance inforce under this Agreement as set forth below. The Ceding Company will provide the Reinsurer with written notice of the new retention limit at least prior to the effective date. The increased limit of retention shall be effective with respect to reinsurance which is placed in effect on or after the effective date of the increase subsequent to the Ceding Company providing written notice to the Reinsurer of such increase and of its election to either continue or reduce reinsurance on inforce business.

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ARTICLE IX: CHANGES IN RETENTION

(Continued)

B.	No business will be eligible for reduction under this Article unless the Ceding Company gives the Reinsurer an irrevocable written notice of its intention to and it kept its maximum retention as set forth in the retention schedule in effect at the time the insurance was issued. The amounts recaptured shall be sufficient to increase the Ceding Company’s retention to the new limits. If there are other reinsurers, the reduction on each risk shall be divided according to each reinsurer’s portion of the total reinsurance on the risk. In applying its increased retention limit to reinsured policies, the age, mortality rating at the time of issue will be used to determine the amount of the Ceding Company’s increased retention. The amount of reinsurance eligible for will be the difference between the amount originally retained and the amount the Ceding Company would have retained on the same quota share basis had the new retention been in effect at the time of issue.

If the reinsurance is reduced on any risk, similar reductions shall be made on all risks eligible for         . The effective date of the reduction in reinsurance on a policy eligible for such reduction shall be the latter of the first policy anniversary following the notice to recapture and the         th policy anniversary.

If at time of         , eligible business was mistakenly not          and a death occurs on that overlooked eligible for          date, the Reinsurer will not be liable for the death claim nor will the Ceding Company be responsible for premiums paid after the          date on said business. The parties’ obligations for any          business will be limited to those relating to events or circumstances arising or occurring before the          date.

The retention limits of the Ceding Company as of the effective date of this Agreement are shown in Schedule H – Retention Limits.

ARTICLE X: TERMINATION OF AGREEMENT WITH RESPECT TO NEW REINSURANCE

A.	This Agreement may be terminated with respect to new reinsurance by either party giving written notice to the other at least prior to the date such termination shall become effective, except as specified in Article IV – Premiums, Payments and Reports, and Article VIII – Policy Changes.

B.	The termination shall become effective on the date specified in the written notice, but not less than after written notice is given.

C.	The Ceding Company shall continue to submit, and the Reinsurer shall continue to accept business under the provisions of this Agreement, during the period between the date of written notice and the effective date of termination.

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ARTICLE X: TERMINATION OF AGREEMENT WITH RESPECT TO NEW REINSURANCE (Continued)

D.	The provisions of this Agreement shall continue to apply after the effective date of termination to all reinsurance that is inforce under this Agreement on the effective date of termination. Termination of this Agreement for any reason, but not including where terminated for the non-payment of reinsurance premiums or where directed as a result of a dispute resolution process, shall not affect the rights and obligations under this Agreement with respect to claims then pending or in the course of settlement or incurred but not reported prior to termination.

E.	Either party may terminate this Agreement immediately for the acceptance of new reinsurance if the other party materially breaches this Agreement or becomes insolvent.

F.	Upon termination of the Agreement for new business, the following coverages shall continue to be available on policies inforce hereunder on the termination date, unless otherwise agreed upon in a subsequent writing by both Parties:

1.	Exercise of riders listed in Schedule A – Accepted Coverages.

2.	All changes, including increases (underwritten or non-underwritten as allowed under the policy) available under Article VIII – Policy Changes.

ARTICLE XI: CLAIMS

A.	The Ceding Company is responsible for the settlement of claims in accordance with applicable law and policy terms. The Ceding Company shall promptly send after the Ceding Company receives notice of a claim on a reinsured policy, copies of the proofs of claim, and any other information, including underwriting files, the Ceding Company may possess pertinent to the claim that the Reinsurer may request. The Reinsurer may request available additional documents it deems necessary to the determination of liability for the claim.

As a condition to the Reinsurer’s obligation to pay a claim, before making a claim decision or settlement offer, the Ceding Company will seek the Reinsurer’s recommendation on such matters to the extent specified in Schedule I – Business Guidelines; Claims Consultation. The Reinsurer will promptly make a recommendation; failing such, the Ceding Company may settle the claim without further consultation. The terms of Schedule I – Business Guidelines; Claims Consultation notwithstanding, the Ceding Company may request a recommendation from the Reinsurer on any claim on a Reinsured Policy. The Ceding Company will provide the Reinsurer all available information, including, underwriting files, requested by the Reinsurer for consideration of any claim on a reinsured policy.

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ARTICLE XI: CLAIMS

(Continued)

B.	The Reinsurer upon receipt of the claim papers shall promptly make payment in settlement of the reinsurance under a claim approved and paid in good faith and according to the terms of the underlying policy and documented company practice by the Ceding Company for a reinsured risk hereunder. Provided there is no existing material breach of this Agreement by the Ceding Company, the Reinsurer will be liable to the Ceding Company for the benefits reinsured and the reinsurance will not exceed the Ceding Company’s contractual liability (based on its normal practices) less the amount retained unless the Reinsurer opted out of a contested claim, in which case the Reinsurer pays its share regardless of final agreed upon settlement amount. The payment of death benefits by the Reinsurer will be in one lump sum regardless of the mode of settlement under the reinsured policy. The payment to the Ceding Company will include interest as described in Paragraphs F and G of this Article.

C.

For contestable claims, the Ceding Company shall send to the Reinsurer all of the contestable claims documentation as required in the underlying Agreement, by any of the following means: facsimile, secure email, express mail, or any other means agreed upon by both parties. If the Ceding Company sends the documentation via secure email, it shall submit said information for each claim directly to the Reinsurer via a “list of claims personnel”[1] that is provided by the Reinsurer. The Reinsurer has complete responsibility for the Reinsurer’s review of each claim and must make a concerted effort to communicate its decision for each claim in writing (email is acceptable) to the Ceding Company within          from the day in which the Reinsurer received the final documentation. If the Reinsurer does not communicate its decision in writing (email is acceptable) to the Ceding Company regarding whether to contest or pay the claim during the stated time period, the Ceding Company shall proceed to settle, contest or deny the claim as allowed in the underlying Agreement without requiring further input from the Reinsurer. The Ceding Company may take into consideration any other reinsurer’s recommendations regarding the claim that was communicated to the Ceding Company within the timeframe specified, but in all cases only the Ceding Company will determine the proper action on the claim and the decision, which will be made exclusively by the Ceding Company, shall be binding on the Reinsurer and all other reinsurers affected by the claim.

[1]	The “ .

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ARTICLE XI: CLAIMS

(Continued)

D.	Unless it has previously released it liability, the Reinsurer shall share in the claim expenses of any contest or compromise of a claim in the same proportion that the net amount at risk reinsured with the Reinsurer bears to the total net amount at risk of the Ceding Company under all policies on that life being contested or compromised by the Ceding Company and shall share in the total amount of any reduction in liability in the same proportion. The Ceding Company will promptly advise the Reinsurer of all significant developments including notice of legal proceedings initiated in connection with the contested claim. The Reinsurer will pay its share of reasonable investigation and legal expenses incurred in adjudicating or litigating the claim. The Reinsurer will not be liable for any portion of any routine investigative or administrative expenses incidental to the settlement of claims (such as, compensation of salaried employees) which are incurred by the Ceding Company; nor for any expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Ceding Company admits are payable..

If the Ceding Company returns premiums to the policy owner of beneficiary as a result of misrepresentation, the Reinsurer will refund net reinsurance premiums received on that policy to the Ceding Company, without interest.

E.	Alternatively, the Reinsurer may decline to be a party to the contest, compromise, or litigation involved on a claim, in which case it shall pay the full amount of its share of the claim to the Ceding Company. The Reinsurer must convey this decision in writing (email is acceptable) within the time period specified above. In such case, the Reinsurer shall not share in any claim expenses involved in such contest, compromise or litigation, or in any reduction in claim amount resulting therefrom.

F.	In the event of an increase or reduction in the amount of the Ceding Company’s insurance on any policy reinsured hereunder because of a misstatement of age or sex being established after the death of the insured, the Ceding Company and the Reinsurer shall share in such increase or reduction in proportion to their respective amounts at risk under such policy. Premiums are calculated as if the policy had been re-written, and the proper adjustment for the difference in reinsurance premiums, without interest, will be made.

G.	The Reinsurer shall reimburse the Ceding Company for its proportionate share of any interest paid on claims by the Ceding Company for the period preceding the Reinsurer’s payment of its share of the claim. Typically the interest rate paid is computed using an effective annual rate not less than %, or, if greater, the annual rate required. The interest option rate is set by the Board of Directors each year unless otherwise state dictated which rates vary state by state. Interest shall be calculated from the date of death to the date of remittance to the beneficiary, or if the claim proceeds go under settlement option, from the date of death to the date of the Reinsurer’s remittance to the Ceding Company. Adjustment to reinsurance premiums in such case will be made without interest.

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ARTICLE XI: CLAIMS

(Continued)

H.	On claims paid by the Reinsurer, if the period of time between when the Ceding Company pays the claim and the Reinsurer reimburses the Ceding Company (provided the Reinsurer has received satisfactory claims proof and all requested available documentation) exceeds the Ceding Company reserves the right to charge interest (at the prime rate published in the Eastern Edition of the Wall Street Journal on the date the Ceding Company pays the claim) from the day the Ceding Company paid the claim to the day the Reinsurer reimburses the Ceding Company.

I.	In no event will the Reinsurer participate in extra-contractual damages, such as punitive or compensatory damages except as mentioned elsewhere in the Agreement, awarded against the Ceding Company as the result of an act, omission or course of conduct committed by the Ceding Company in connection with the reinsurance under this Agreement. For death claim denials, if the Reinsurer was an active party and affirmed the act, omission or course of conduct of the Ceding Company, in writing and in advance, which was the basis for the assessment of extra-contractual damages, the Reinsurer shall share in the payment of these damages in proportion to the reinsurance provided under this Agreement.

J.	The Reinsurer will not be liable for any Extra Contractual Obligations resulting from the Ceding Company’s failure to implement the agreed upon course of action, such as filing of timely pleadings or meeting court or statutory deadlines, etc. unless the failure to implement the agreed upon course of action was in part or in full, directly or indirectly due to the Reinsurer.

K.	The reinsurer acknowledges that timely and good-faith compliance with any claim obligations required under this Agreement is a material element of the Reinsurer’s responsibilities with respect to that claim obligation. Consistent and material non-compliance with claims payments, including extended delays, may constitute a material breach of the terms of this Agreement.

ARTICLE XII: INSPECTION OF RECORDS

The Reinsurer or its duly appointed representatives will have access to records of the Ceding Company, whether written or electronic, and including system view access, for the purpose of inspecting, auditing and photocopying those records.

The Reinsurer’s inspection, audit or photocopying of records will be limited to records related to the business reinsured under this Agreement, including but not limited to, underwriting, claims and administration and will not apply:

a)	To records related to the reinsurance bidding process for this Agreement;

b)	To privileged information; or

c)	During the pendency of any related arbitration;

d)	To financial and other records related to the Agreement’s performance.

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ARTICLE XII: INSPECTION OF RECORDS

(Continued)

The Ceding Company or its duly appointed representatives will have access to records of the Reinsurer, whether written or electronic, and including system view access, for the purpose of inspecting, auditing and photocopying those records. The Ceding Company’s inspection, audit or photocopying of records will be limited to records related to the administration of this Agreement and will not apply:

e)	To records related to facultative cessions for which no offer was made by the Reinsurer or accepted by the Ceding Company;

f)	To privileged information;

g)	During the pendency of any related arbitration;

h)	To records related to the reinsurance bidding process for this Agreement;

i)	To financial and other records related to the Agreement’s performance;

j)	To records related to any retrocession, securitization, or structured, asset-backed or asset-based financing by the Reinsurer (except that high level summary information to be used for due diligence purposes shall be made available to the Ceding Company, to the extent that the provision of such information is consistent with any applicable confidentiality obligations); or

k)	To analysis related to the Ceding Company’s business procedures and practices.

Such access will be provided at the office of the party being inspected and will be during reasonable business hours. Subject to the limitations set forth above, assuming the party inspecting records has continued to perform its undisputed portion of its obligations under this Agreement, the party being inspected may not withhold access to information and records on the grounds that the inspecting party is in breach.

The right of access as specified above will survive until all of the obligations under this Agreement have terminated or been fully discharged.

ARTICLE XIII: ERRORS AND OMISSIONS

It is expressly understood and agreed that if an         .

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ARTICLE XIV: INSOLVENCY

A.	In the event of insolvency of the Ceding Company, the Reinsurer’s liability for claims shall continue to be in accordance with the terms of this Agreement. Payment of reinsurance claims shall be made directly to the liquidator, rehabilitator, receiver or statutory successor of the Ceding Company without diminution because of the insolvency of the Ceding Company.

B.	In the event of insolvency of the Ceding Company, the liquidator, rehabilitator, receiver or statutory successor shall give the Reinsurer written notice of any pending claim and the Reinsurer may, at its own expense, investigate the claim and interpose any defense which it deems available to the Ceding Company or its liquidator, receiver or statutory successor. If the Ceding Company benefits from the defense undertaken by the Reinsurer, an equitable share of the expenses incurred by the Reinsurer shall be chargeable to the Ceding Company as a part of the expense of liquidation.

C.	In the event of . For the purpose of this Agreement, the Ceding Company or Reinsurer shall be considered insolvent when it:

1.	Applies for or consents to the appointment of a receiver, rehabilitator, trustee, or liquidator of its properties or assets; or

2.	Begins to resolve a distressed financial position, makes an assignment for the benefit of its creditors; or

3.	Is adjudicated as bankrupt or insolvent; or

4.	Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors, or utilizes any bankruptcy, dissolution, liquidation, or similar law or statute; or

5.	Becomes the subject of an order to rehabilitate or to liquidate as defined by the insurance code of the jurisdiction of domicile of the Ceding Company or Reinsurer, as appropriate.

D.	Any .

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ARTICLE XV: WAIVERS AND AMENDMENTS; RETROCESSION

Any term or condition of this Agreement may be waived at any time by the party that is entitled to its benefit. Such a waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. The waiver of any party of any breach of any provision of this Agreement or the failure of either party at any time to enforce any right or remedy available to it under this Agreement, with respect to any breach or failure by the party, shall not be considered to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure. This Agreement may be modified or amended only by a writing duly executed by the party to be bound.

The Reinsurer may reinsure or retrocede any risks or business assumed hereunder, but may not effect any novation of this Agreement without the Ceding Company’s prior written consent.

ARTICLE XVI: SEVERABILITY

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the parties under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by illegal, invalid or unenforceable provisions or by its severance from this Agreement.

ARTICLE XVII: GRAMM-LEACH-BLILEY PRIVACY REQUIREMENTS

The Ceding Company and Reinsurer are “financial institutions” as that term is used in Title V of the Gramm-Leach-Bliley Act and are subject to various laws and regulations governing the privacy and security of nonpublic individually identifiable information (“Personal Information”). The Parties may, from time to time, come into possession of Personal Information” and such information may be transmitted by either the Ceding Company or Reinsurer to the other in accordance with the transmitting party’s then current privacy policy and practices, in order to allow the other party to perform pursuant to this Agreement. During the continuation of this Agreement and after its termination, the Ceding Company or Reinsurer shall at all times use reasonable care, consistent with applicable legal and regulatory requirements, to maintain the security, confidentiality, and integrity of Personal Information” and shall not make any use of Personal Information beyond the purpose for which it was disclosed. The Ceding Company and Reinsurer agree that they will not transfer Personal Information to any third party, except as provided in this Agreement or as permitted or required by law. The Reinsurer will obtain agreements from any third parties or Reinsurers receiving Personal Information that requires the use of reasonable care, consistent with applicable legal and regulatory requirements, to maintain the security, confidentiality and integrity Personal Information.

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ARTICLE XVII: GRAMM-LEACH-BLILEY PRIVACY REQUIREMENTS

(Continued)

Reinsurer agrees to restrict access to Personal Information to those employees who need to know that information and represents that it has appropriate measures to establish a security program with respect to Personal Information which: (i) ensures the security and confidentiality of Personal information, (ii) protects against any anticipated threats or hazards to the security or integrity of Personal Information, and (iii) protects against any unauthorized access to or use of Personal Information including access or use that could result in substantial harm or inconvenience to any of Ceding Company’s consumers or customers.

Notwithstanding anything contained herein to the contrary, Reinsurer will promptly and without unreasonable delay, but not later than          after detection, notify Ceding Company of any circumstances involving (i) a “Breach of Security” of Personal Information or (ii) a reasonable belief by Reinsurer that there may be a Breach of Security of Personal Information (the “Notification”). Not later than five (5) business days after detection of the Breach of Security, Reinsurer will also provide Ceding Company with a report (the “Report”) summarizing the Breach of Security, which will, to the extent known, include, at a minimum, the following: date, time, description, how the Breach of Security was detected, systems and/or data (including Personal Information) subject to unauthorized access, use, loss, or disclosure, root cause, corrective action taken to date and any additional planned actions. For purposes of this Agreement, “Breach of Security” means any unauthorized access to, use, loss or disclosure of Personal Information, whether by internal or external source, and whether such information is in electronic, paper, or any other format, including, without limitation, the following: unauthorized access to Personal Information while located on any computer, website or database, interception of Personal Information while being transmitted by email, unauthorized acquisition of paper files, or unauthorized use of an ID or password. The Notification and Report shall be communicated by phone and facsimile, and the Report shall be followed up in writing by overnight delivery service using the following contact information:

Chief Compliance Officer

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Telephone: 413-788-8411,             Fax: 413-744-4161

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ARTICLE XIII: NOTICE

Any notice and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (i) mailed by United States registered or certified mail, return receipt requested, or mailed by overnight express mail, (ii) sent by facsimile transmission, followed by confirmation mailed by first class mail or overnight express mail, (iii) sent by email and receipt as acknowledged or verified, or (iv) delivered in person to the parties at the following addresses:

If to the Ceding Company:

MML Bay State Life Insurance Company

100 Bright Meadow Blvd.

Enfield, CT 06082

Attention: Reinsurance Officer

C.M. Life Insurance Company

100 Bright Meadow Blvd.

Enfield, CT 06082

Attention: Reinsurance Officer

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Attention: Reinsurance Officer

If to the Reinsurer:

Swiss Re Life & Health America Inc.

175 King Street

Armonk, NY 10504

Attention: Reinsurance Officer

Either party may change the names or addresses where notice is given by providing notice to the other party of such change in accordance with this Article.

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ARTICLE XIX: ARBITRATION

A.	If the parties cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be arbitrated. To initiate arbitration, either party shall notify the other party by Certified Mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing within thirty (30) days of its receipt. At that time, the responding party shall state any additional dispute(s) it may have regarding the subject of the arbitration.

B.	Any interpretation of this Agreement shall be based on business practices and equity rather than strict law, but shall not disregard the express terms of this Agreement.

C.	Disagreements between the Ceding Company and the Reinsurer shall be submitted to three neutral arbitrators who must be current or former officers of other life insurance or reinsurance companies: however, these arbitrators shall not be employees or former employees of either party to this Agreement or their affiliates. The Reinsurer and the Ceding Company shall each appoint one arbitrator and the third shall be selected by these two arbitrators. In the event that either the Ceding Company or the Reinsurer should fail to choose an arbitrator within after the other has given notice of its arbitrator appointment, that Party may choose two arbitrators who shall, in turn, choose a third arbitrator before entering arbitration. If the .

D.	Once chosen, the three arbitrators shall have the authority to decide all the substantive and procedural issues by a majority vote. The arbitration hearing will be held on the date fixed by the arbitrators at a location agreed upon by the parties. Issues shall be .

E.	Except as dictated by the arbitration panel, each party will bear the expense of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally in the cost of the third party arbitrator.

F.	The arbitrators shall operate in a fair but cost efficient manner. For example, the arbitrators are not bound by technical rules of evidence and may limit the use of depositions and discovery.

G.	The arbitration panel may, in its own discretion, award attorney’s fees, costs, expert witness fees and expenses, all as it deems appropriate to the prevailing party. No such award or judgment will bear interest. In no event may the arbitrator(s) award punitive or exemplary damages.

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ARTICLE XX: SURVIVAL; GOVERNING LAW

All provisions of this Agreement will survive its termination to the extent necessary to carry out the purpose of this Agreement. This Agreement will be governed by and construed in accordance with the laws of Massachusetts.

ARTICLE XXI: HEADINGS

The headings to this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

ARTICLE XXII: PARTIES TO AGREEMENT

This Agreement is for indemnity reinsurance solely between the Ceding Company and the Reinsurer. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement will not create any right nor legal relationship between the Reinsurer and any other person, for example, any insured, policy owner, agent, beneficiary, assignee, or other reinsurer. The Ceding Company agrees that it will not make the Reinsurer a party to any litigation between any such third party and the Ceding Company.

The terms of this Agreement are binding upon the parties, their representatives, successors, conservators, liquidators, receivers, statutory successors and assigns. The parties of this Agreement are bound by ongoing and continuing obligations and liabilities under the later of: the date this Agreement terminates, or the date the underlying policies are no longer inforce. This Agreement shall not be bifurcated, entirely or partially assigned, or entirely or partially assumed.

This Agreement does not create a legal partnership or joint venture.

ARTICLE XXIII: AGREEMENT

This Agreement represents the entire contract between the Ceding Company and the Reinsurer and supersedes any prior oral or written agreements with respect to its subject.

ARTICLE XXIV: GOOD FAITH

This Agreement is entered into in reliance on the utmost good faith of the parties including, for example, their representations and disclosures. It requires the continuing utmost good faith of the parties, their representatives, successors, and assigns.

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ARTICLE XXV: CONFIDENTIALITY

The terms of this Agreement are confidential. Nothing contained herein, including information relating to pricing, may be disclosed to any third party, including other insurers or reinsurers, without the Reinsurer’s or the Ceding Company’s prior written consent except as discussed below.

The Parties will keep confidential and not disclose any shared Proprietary Information, as defined below, unless:

a)	The information becomes publicly available other than through unauthorized disclosure by the party seeking to disclose or use such information;

b)	The information is independently developed by the recipient;

c)	The disclosure is required for the purpose of any reinsurance, retrocession, securitization, or structured, asset-backed or asset-based financing and such parties have a signed Confidentiality Agreement;

d)	The disclosure is required by external auditors and such auditors have signed Confidentiality Agreement; or

e)	The disclosure is required by law.

“Proprietary Information” includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, and premium rates and allowances of the Reinsurer and the Ceding Company, but shall not include the existence of this Agreement and the identity of the parties.

ARTICLE XXVI: OFAC COMPLIANCE

The Parties represent that they are using, and shall use commercially reasonable efforts to continue to be, in compliance with all laws, regulations, judicial and administrative orders applicable to the Policies as they pertain to the sanction laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), as such laws may be amended from time to time (collectively the “Laws”). Neither Party shall be required to take any action under this Agreement that would violate said Laws, including, but not limited to, making any payments in violation of the Laws.

Should either Party discover or otherwise become aware that a reinsurance transaction has been entered into or a payment has been made in violation of the Laws, the Party who first becomes aware of the violation of the Laws shall notify the other Party, and the Parties shall cooperate in order to take all necessary corrective actions.

In the event that the Ceding Company’s payment of a claim on a policy reinsured with the Reinsurer is prohibited by OFAC regulations subsequent to the issuance of insurance, the proceeds payable by the Reinsurer to the Ceding Company shall be credited into an interest bearing account established on the books of a U.S. financial institution until such time as the Ceding Company is able to secure a general or specific license to pay such proceeds from OFAC or until such disposition of the proceeds is directed by OFAC.

ARTICLE XXVII: ASSIGNMENT

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This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Ceding Company and the Reinsurer and their respective successors in interest.

The rights, duties and obligations of the Parties under this Agreement shall not be assigned, in whole or in part, except as otherwise provided herein, by either Party without the prior written consent of the other Party. Such consent shall not be unreasonably or arbitrarily withheld.

ARTICLE XXVIII: DISCLOSURE OF MATERIAL CHANGES

A.	Each party represents and warrants to the other party that it is solvent on a statutory basis on the date hereof in all states in which it does business or is licensed.

B.	The Reinsurer and the Ceding Company have entered into this Agreement in reliance upon each other’s representations and warranties. The Ceding Company will disclose all matters, which it is aware of, that are material to this Agreement. “Material” for purposes of this Article will mean information that an arbitration panel would consider likely to negatively significantly impact the Reinsurer’s profitability over time to an extent that would reasonably likely require a significant change in terms of the Agreement. Examples of such matters are a change in distribution, issue practices, underwriting or claims practices. The Ceding Company’s failure to disclose a non-material matter will have no impact under this Agreement. All policies will be issued and administered in accordance with the Business Guidelines specified in Schedule I – Business Guidelines; Claims Consultation.

C.	The Reinsurer will have the right to accept in writing any material change as applied to a Policy before accepting any liability with respect to these Policies. The parties will attempt to negotiate the necessary revisions to the Agreement to continue to provide reinsurance with respect to the Policies affected by the material change.

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SCHEDULE A: ACCEPTED COVERAGES

Issuing Companies: Policies issued by the MML Bay State Life Insurance Company of Enfield, Connecticut, C.M. Life Insurance Company of Enfield, Connecticut, or Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts, may be reinsured under this Agreement.

Type of Business:         .

Plans of Insurance:         .

Eligible Policies:         .

Recapture:         .

Lead Underwriting Reinsurer:          for all business issued under this Agreement. However, if there are any underwriter changes at         , the Lead Underwriter will be subject to review and possible change by the Ceding Company.

Duties and function of the Lead Underwriting Reinsurer:

In the circumstance that an individual case deviation from the guidelines in the underwriting manual occurs, the Lead Underwriting Reinsurer’s approval is the deciding factor in determining the acceptance of each deviation, and the Reinsurer in this Agreement must follow the Lead Underwriting Reinsurer’s decision.

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SCHEDULE B: REINSURANCE LIMITS

Basis of Reinsurance: The Reinsurer shall         .

Retention/Share Allocation: The Ceding Company will          up to their max retention.          with the Reinsurer on a First Dollar Quota Share Basis. Due to concentration limits, these percentages may change on a facultative basis.

Concentration Limits: Reinsurer’s         % share, up to $        . Cases exceeding this must be submitted facultatively. Lives employed within the geographical boundaries of the borough of          must be submitted facultatively. The Ceding Company does not track concentration by Reinsurer by location.

Automatic Issue Limit: $         SI/GI, and $         Full Underwriting (standard through Table         ). Individual stacking limit is          these multiples.

Reinsurer’s Automatic Binding Limit: At issue,          by the Automatic Issue Limit         . After issue, the Reinsurer’s Automatic Binding Limit shall          by the Automatic Issue Limit         .

Jumbo Limit: $        .

Automatic Age Limit:

Guaranteed Issue/Simplified Issue:	Automatic coverage for issue ages .
Full Underwriting:	Automatic coverage for issue ages .

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SCHEDULE C: SPECIAL NET RISK CALCULATIONS

For the Ceding Company’s          plans, the Net Amount at Risk is the          is:

a.	For DBO1, the .

b.	For DBO2, the .

c.	For DBO3, the .

Reinsurance coverage beyond attained age 99:

a.	For 80 CSO policies, the death benefit will .

b.	For 2001 CSO policies, reinsurance coverage and premium may .

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SCHEDULE D: REINSURANCE PREMIUM RATES

Premiums for Standard Risks (Currency – U.S. Dollars)

The premium rates per thousand of reinsurance amount at risk for policy years          shall be the following         .

Guaranteed Issue/Simplified Issue:

[table deleted]

*

Facultative and Fully Underwitten:

[table deleted]

**Includes

Premium Rates for Table Rated Risks

For life insurance on a risk classified as substandard which is assigned a table rating, the reinsurance premium rates per thousand shall be the premium rates specified above in the section titled Premiums for Standard Risks increased by         . (For example, the premium rate for a Table 4, or D, risk would be         % of the standard premium rate).

Premium Rates for Risks with Flat Extras

For a risk assigned a flat extra premium, the reinsurance premium rates per thousand of net amount at risk shall be the premium rates for the appropriate risk class specified above in Premiums for Standard Risks increased by the following percentages of the flat extra premiums applicable to the initial face amount reinsured:

(1)	% of the first policy year and % for renewal years if the extra premium is payable for more than ;

(2)	% for all policy years if the extra premium is payable for or less.

Policy Fees:     No policy fees shall be paid under this Agreement.

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EXHIBIT I: BOLI LCM07 Rate Table Aggregate; Mandatory; Age Nearest; Unisex Duration 1 – 13 Issue Ages 20 – 55 [Table Deleted]

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Aggregate; Mandatory; Age Nearest; Unisex Duration 1 – 13 Issue Ages 56 – 81 [Table Deleted]	BOLI LCM07

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Aggregate; Mandatory; Age Nearest; Unisex Duration 14 – 26 Issue Ages 20 – 55 [Table Deleted]	BOLI LCM07

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Aggregate; Mandatory; Age Nearest; Unisex Duration 14 – 26 Issue Ages 56 – 81 [Table Deleted]	BOLI LCM07

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Aggregate; Mandatory; Age Nearest; Unisex Duration 27 – 40 Issue Ages 20 – 55 [Table Deleted]	BOLI LCM07

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Aggregate; Mandatory; Age Nearest; Unisex Duration 27 – 40 Issue Ages 56 –81 [Table Deleted]	BOLI LCM07

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NS/NT; Mandatory; Age Nearest; Unisex Duration 1 – 13 Issue Ages 20 – 55 [Table Deleted]	BOLI LCM07

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NS/NT; Mandatory; Age Nearest; Unisex Duration 1 – 13 Issue Ages 56 – 81 [Table Deleted]	BOLI LCM07

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NS/NT; Mandatory; Age Nearest; Unisex Duration 14 – 26	BOLI LCM07

Issue Ages 20 – 55 [Table Deleted]

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NS/NT; Mandatory; Age Nearest; Unisex Duration 14 – 26 Issue Ages 56 – 81 [Table Deleted]	BOLI LCM07

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NS/NT; Mandatory; Age Nearest; Unisex Duration 27 – 40 Issue Ages 20 – 55 [Table Deleted]	BOLI LCM07

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NS/NT; Mandatory; Age Nearest; Unisex Duration 27 – 40 Issue Ages 56 – 81 [Table Deleted]	BOLI LCM07

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SM/TB; Mandatory; Age Nearest; Unisex Duration 1 – 13 Issue Ages 20 – 55 [Table Deleted]	BOLI LCM07

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SM/TB; Mandatory; Age Nearest; Unisex Duration 1 – 13 Issue Ages 56 – 81 [Table Deleted]	BOLI LCM07

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SM/TB; Mandatory; Age Nearest; Unisex Duration 14 – 26 Issue Ages 20 – 55 [Table Deleted]	BOLI LCM07

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SM/TB; Mandatory; Age Nearest; Unisex Duration 14 – 26 Issue Ages 56 – 81 [Table Deleted]	BOLI LCM07

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SM/TB; Mandatory; Age Nearest; Unisex Duration 27 – 40 Issue Ages 20 – 55 [Table Deleted]	BOLI LCM07

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SM/TB; Mandatory; Age Nearest; Unisex Duration 27 – 40 Issue Ages 56 – 81 [Table Deleted]	BOLI LCM07

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SCHEDULE E: REINSURANCE REPORTS

The Ceding Company acknowledges that timely and correct compliance with reporting requirements of this Agreement are a material element of the Ceding Company’s responsibilities hereunder and an important basis of the Reinsurer’s ability to reinsure the risks hereunder

Reinsurance shall be self-administered by the Ceding Company. The Ceding Company shall maintain up-to-date records on business under the Agreement for reporting new issues, renewals, deaths, lapses and other adjustments on each reinsured policy or rider and shall provide reports to the Reinsurer subsequent to the close of each reporting period. The reporting period shall be monthly. The reports shall consist of sufficient detail for the Reinsurer to determine its amount of risk on reinsured policies and riders and to verify reinsurance premiums. Reports provided shall be the following:

Bordereau Detail Reports:

New business and change reports shall be provided to the Reinsurer on a bordereau basis and include the following items:

Policy Number

Name of the Insured

Sex

Date of Birth

Issue Age

Policy Date

Policy Year

Policy Duration

Transaction Type*

Transaction Effective Date

Table Rating

Flat Extra Amount and Duration

Plan Name or Code

Underwriting Classification

Joint Life Information

Policy Face Amount

Reinsurance Amount(s) Issued

Retained Amount

Reinsurance Net Amount at Risk

Death Benefit Option

Reinsurance Premiums

Reinsurance Commission or Allowances

Policy Fee

Premium Taxes Reimbursed

Cash Values Reimbursed

Dividends Reimbursed

Net Amount due the Reinsurer or the Ceding Co.

*	Transaction codes may be used to identify policy activity affecting reinsurance including new reinsurance issued, continuation of coverage, and policy movements or changes such as:

Not Takens Surrender Lapse Reinstatement Conversion Exchange Increase in Amount	Decrease in Amount Cancellation of Reinsurance Recapture Death Expiration Other Changes

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SCHEDULE E: REINSURANCE REPORTS

(Continued)

Listings shall be provided separately for new issues, renewals, terminations, and other adjustments.

Summary Reports

Summary reports shall be provided to the Reinsurer, which include appropriate subtotals and totals of premiums, commissions and allowances, and premium tax by reporting category and in total. Policy exhibit summaries shall also be provided to the Reinsurer showing the reinsured amounts at the beginning of the reporting period, any increases, decreases and terminations during the reporting period, and the reinsured amounts at the end of the reporting period.

Electronic Reporting

The Reinsurer may request receipt of reinsurance data from the Ceding Company via an electronic medium (magnetic tape, magnetic disk, or electronic data interchange) as shall be available to the Ceding Company. Monthly transaction data and quarterly inforce data is currently available via electronic data interchange (FTP).

Note:	The detail and summary reports and the electronic forms will be in either the standard TAI Reinsurance format or a modified TAI Reinsurance format. These formats shall be made available to the Reinsurer. Any changes to the format shall be communicated to the Reinsurer.

Seriatim Policy File: Annually, an electronic seriatim policy data file of all Reinsured Policies including but not limited to the following data elements will be sent electronically to the Reinsurer.

ELEMENT	DESCRIPTION
Policy and Coverage:
Policy Number	A unique identifying number for the individual policy that will also be used to tie together multiple policy records
Policy Issue Date and/or coverage effective date(s)	Date the insurance was originally issued
Plan Code	A unique alpha and/or numeric code that the Company uses to identify the type of plan (e.g., axyUL5, WL04010, 105SVUL, zzWP, ctoS14, etc.)
Product Code	A code or codes used to determine product type (e.g., UL, VUL, term level 05, term level 10, whole life, waiver premium, simplified issue, etc.)
Joint Policy Indicator	A code to indicate whether the policy is a joint life policy
Coverage Type	A code to indicate the type of coverage (e.g., base, rider, etc.)
Age Basis	On a company level or individual policy level, a code that identifies whether mortality study computations should be made based on age last birthday or age nearest birthday
Policy Status	A code that indicates the status of the policy (e.g., fully paid up, premium paying, lapsed)
Premium Payments Mode	A code that indicates the frequency of premium payments (e.g., 12=monthly, 2=semiannual, 1=annual, 0=single premium)
Risk Accepted Basis	The basis on which a risk is ceded (automatic/facultative)
Amounts:
Coverage amount(s) current	The current amount of coverage (face amount)

Currency Code (if applicable)	On a company level or individual policy level, a code which indicates the currency of the policy face amount
Rating:
Risk Classification(s) current	Preferred category, standard, substandard, or other
Premium (table) Rating current	Table rating is the total rating percent applied to the policy upon underwriting approval that determines the additional mortality risk (e.g., 125% of the standard risk)
Adjusted Age current (if applicable)	Adjusted Age is an age rating done at the time of issue that is intended to reflect the total premium applicable to the risk (e.g., female age 40 may be adjusted to male age 38 rate)
Tobacco Status current	A code that indicates whether the insured is a smoker, non-smoker, tobacco user, non-tobacco user, or if an aggregate table without smoking status was applied
Flat Extra Amount(s) current	The flat additional premium per thousand applied to the policy upon underwriting approval that determines the amount of premium the insured will pay (e.g., $5.00 per thousand per year)
Flat Extra(s) Period	The number of years the flat extra amount will remain on the policy or alternately the year in which it comes off (e.g., 7 years or 2007)
Insured:
Date of Birth (preferable) otherwise Issue Age	Insured date of birth is preferable, otherwise the age of the insured at time of issue
Gender	The sex of the insured
Insured Tobacco Usage	Tobacco usage admitted by the insured
Primary Insured or Other	Indicator of whether the coverage is on the primary insured or someone other than the primary insured
Termination:
Policy Number	A unique identifying number for the individual policy that will also be used to tie together multiple termination or claims records
Termination Reason	Reason for termination of the coverage (e.g., surrender, expiration of non-forfeiture option, expiration of term limit, termination of a rider, lapse, or death, etc.).
Date of Termination	The date when the insurer is no longer liable for payment of coverage benefits (e.g., termination date due to death would be based on an official death certificate date of death)
Death Claim Register Amount	The amount of insurance liability. Represents the benefit amount that will be paid.
Settlement Code	A unique alpha and/or numeric code that will indicate if the benefits paid represent full payment, partial payment, compromise, refund, denial or pending payment.
Claim Reported Date	Date the death claim is reported to the insurer.
Claim Status	Status of the claim (e.g., in-process, denied, paid)
Claim Paid Date	Date the death claim is paid by the insurer
Claim Type	Indicator of whether claim is retro, an adjustment, or a correction
Claim Event Indicator (if available)	Code which groups claims together by a specific event (e.g., plane crash, terrorist attack, etc.)
Cause of Death	A unique alpha and/or numeric code that indicates the primary underlying cause of death
Translation Table - Plan Code & Other Codes	Translation tables identify how to interpret codes that represent data elements in seriatim data (e.g., plan codes or cause of death codes)

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SCHEDULE F: UNDERWRITING GUIDELINES

Executive Benefits (EB)

Strategic Life COLI / BOLI Case Underwriting Procedures

As of: May 28, 2012

Contents:

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        .

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        .

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        .

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        ,

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        .

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SCHEDULE G: DAC TAX SCHEDULE

Treasury Regulation Section 1.848-2 (g) (8) Election. The Ceding Company and the Reinsurer hereby agree to the following pursuant to Treasury Regulation Section 1.848-2 (g) (8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective as of the execution date of the treaty and for all subsequent taxable years for which this Agreement remains in effect.

1.	The term “party” shall refer to either the Ceding Company or the Reinsurer as appropriate.

2.	The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect December 1992.

3.	The party with the net positive consideration (or gross premiums and other considerations as applicable) for this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions’ limitation of Section 848 (c) of the Internal Revenue Code of 1986, as amended.

4.	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5.	The Ceding Company shall submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company shall report such net consideration in its tax return for the preceding calendar year. The Ceding Company will provide supporting information reasonably requested by the Reinsurer. The Reinsurer may accept the Ceding Company’s calculation or submit an alternative calculation to the Ceding Company within thirty (30) days after the Ceding Company’s calculation is submitted. If the Ceding Company does not receive at the end of such thirty (30) day period either (i) notice that its calculation is being contested or (ii) an alternative calculation from the Reinsurer, the Reinsurer shall be treated as if it agreed with the Ceding Company’s calculation.

6.	If the Reinsurer contests the Ceding Company’s calculation by providing an alternative calculation to the Ceding Company, the parties shall act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

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SCHEDULE G: DAC TAX SCHEDULE

(Continued)

7.	The parties shall list the Agreement on the DAC Tax Schedule of their Federal Income Tax Return for the year in which the Agreement becomes effective, thereby specifying that the joint election herein has been made for the Reinsurance Agreement of which this Schedule is a part.

8.	The Ceding Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

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SCHEDULE H: RETENTION LIMITS

[table deleted]

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SCHEDULE I: BUSINESS GUIDELINES; CLAIMS CONSULTATION

Business Guidelines:

The Ceding Company affirms that the following are in use as of the effective date of this Agreement:

1.	Policy Forms

2.	Supplemental Monthly Term Rider Form

3.	Reinsurance Premium Rates in Schedule D

4.	Rules

5.	Underwriting Manual in Schedule F

Conditions Requiring Claims Consultation:

Before conceding liability or making settlement to the claimant, the Ceding Company will             .